Exhibit 99

FOR IMMEDIATE RELEASE

October 21, 2009

THE EASTERN COMPANY REPORTS RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS OF 2009

Naugatuck, CT–The Eastern Company (NYSE Amex-EML) today announced the results of its operations for the third quarter and nine months of 2009. Sales for the quarter were $28.1 million, compared to $34.6 million for the same period in 2008, a 19% decrease. Net income for the third quarter was $907,000 or $0.15 per diluted share compared to the $875,000 or $0.14 per diluted share that was reported in the third quarter of 2008.

Net sales for the nine months of 2009 were $84.7 million compared to $103.6 million, an 18% decrease. Year to date earnings for the nine month period ended October 3, 2009 were $667,000 or $0.11 per diluted share, compared to $3.4 million or $0.56 per diluted share for the same period in 2008.

Leonard F. Leganza, Chairman, President and CEO stated, “Sales in the third quarter were comparable to the sales in the second and first quarters of 2009 a general indication that the markets we serve have leveled off and are not deteriorating any further. Cost and expense reductions put into effect in the first and second quarters of 2009 continue to benefit the company’s earnings. Lower costs of metals, which we use a great deal of, as well as other raw materials and energy, all had a positive impact on our operating earnings.”

Mr. Leganza also stated, “Although the general economy continues to remain soft there are indications that some of the markets we serve are beginning to show signs of recovery. In the Industrial Hardware Group our Canadian Commercial Vehicles subsidiary has been advised that they will be receiving orders for its lightweight composite Sleeper Cabs for both commercial and military Class 8 heavy trucks commencing in the fourth quarter of 2009. The Eberhard Division has been awarded another $4.7 million contract for military latching systems and continues to work closely with all the major manufacturers of military vehicles requiring latching systems. Our Mexican subsidiary, Sesamee Mexicana, has received orders to produce lightweight composite panels to be used on delivery trucks, with sales to begin in the fourth quarter of 2009.

In the Metals Products Group, The Frazer & Jones Division continues to experience strong demand for its proprietary mine roof products and those demands are expected to continue strong in the foreseeable future. The Security Products Group has been severely impacted by the economy with decreased sales across all its markets. Especially hard hit were sales of our luggage locks for the travel industry, industrial hardware products and sales of locks to the computer industry.”

Mr. Leganza concluded, “Despite the current economic environment we continue to invest in the development of new products and reinvest in our companies to maintain our competitive edge in the markets we serve.”

The Eastern Company is a 151-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company’s business environment. Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NYSE Amex - EML)

	THREE Months Ended		NINE Months Ended

	13 wks	13 wks	39 wks	39 wks
	Oct. 3, 2009	Sept. 27, 2008	Oct. 3, 2009	Sept. 27, 2008
Net Sales	$28,131,092	$ 34,550,899	$ 84,651,194	$103,568,528

Net Income After Tax	$ 907,377	$ 875,041	$ 667,229	$ 3,436,419

Net Income Per Share:
Basic	$ 0.15	$ 0.15	$ 0.11	$ 0.59
Diluted	$ 0.15	$ 0.14	$ 0.11	$ 0.56

Weighted average
shares outstandings:
Basic	5,991,345	5,881,284	5,974,974	5,842,948
Diluted	6,206,823	6,189,149	6,263,333	6,166,849